EXHIBIT 10.1

 DETERMINATION PURSUANT TO COMPENSATION AND SERVICES AGREEMENT

On June 14, 2010, the Board of Directors approved and we and Majestic Property Management Corp. agreed that effective as of January 1, 2010, the annual fee payable to Majestic pursuant to the Compensation and Services Agreement (the “Agreement”) would be increased by $200,000 to $2,225,000, which determination was made in accordance with the terms of the Agreement.